Exhibit 23.2

Consent Of Independent Registered Public Accounting Firm

We hereby consent to the use in this Registration Statement on Form S-1 of our report dated April 13, 2009 relating to the consolidated financial statements of ClearPoint Business Resources, Inc., which appears in such registration statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/Parente Randolph, LLC

Parente Randolph, LLC
Morristown, New Jersey
September 22, 2009